Exhibit 99.1

PFSweb Announces Updated Ex-Dividend Date for Special Dividend

IRVING, Texas – November 11, 2022 – PFSweb, Inc. (NASDAQ: PFSW) (the "Company") today announced that, in connection with the Company's recently announced special cash dividend of $4.50 per share (the "Special Dividend"), Nasdaq has determined that the ex-dividend date for the Special Dividend will be December 16, 2022 (the “Ex-Dividend Date”) in lieu of the November 30, 2022 date previously announced by the Company.

Since the payment of the Special Dividend represents more than 25% of the stock price on the declaration date of November 9, 2022, Nasdaq has determined that the Company's shares will trade with "due bills" representing an assignment of the right to receive the Special Dividend or an obligation to deliver any shares acquired as a result of the Special Dividend from the record date of December 1, 2022 through the closing of the Nasdaq Capital Market on the payment date of December 15, 2022 (this period of time representing the “Dividend Right Period”). Thus, the Company’s shares will trade with this “due bill” and the assignment of the right to receive the Special Dividend during the Dividend Right Period until the Ex-Dividend Date of December 16, 2022, the first business day after the payment date.

Stockholders who sell their shares during the Dividend Right Period and prior to the Ex-Dividend Date will be selling their right to the Special Dividend, and such stockholder will not be entitled to receive the Special Dividend. Due bills obligate a seller of shares to deliver the Special Dividend payable on such shares to the buyer and holder of the shares as of the payment date (the “Dividend Right”). The due bill obligations are settled customarily between the brokers representing the buyers and sellers of the shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company's shares should consult their broker before trading to be sure they understand the effect of Nasdaq's due bill procedures.

As previously announced, the special cash dividend equal to $4.50 per share of the Company's common stock is scheduled to be paid on December 15, 2022. The record date of December 1, 2022 remains the same and will be used as the date for establishing the due bill tracking of the Dividend Right to the holder of the shares on the payment date.

Forward-Looking Statements.

This press release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements.

About PFSweb, Inc.

PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The Company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or www.ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com